SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  February 2, 2004

STATION CASINOS, INC

(Exact name of registrant as specified in its charter)

Nevada	000-21640	88-0136443
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2411 West Sahara Avenue, Las Vegas, Nevada		89102
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (702) 367-2411

N/A
(Former name or former address, if changed since last report)

ITEM 5.                             OTHER EVENTS AND REQUIRED FD DISCLOSURE.

Frank J. Fertitta III, Chief Executive Officer, Stephen L. Cavallaro, Executive Vice President and Chief Operating Officer and William W. Warner, Executive Vice President and Chief Development Officer (the “Executive Officers”) of the Company, have entered into Rule 10b5-1 trading plans to sell up to 775,000, 180,000 and 115,600 shares, respectively, of the Company’s common stock upon the exercise of certain options.  Portions of the shares may be sold any time the stock achieves certain prearranged minimum prices and may take place beginning on January 30, 2004 and ending on June 30, 2004 for Frank J. Fertitta III, and beginning on January 30, 2004 and ending on July 20, 2004 for Stephen L. Cavallaro, and beginning on January 30, 2004 and ending on January 31, 2005 for William W. Warner, unless sooner terminated.  The Executive Officers will have no control over the timing of any sales under the respective plans and there can be no assurance that the shares covered by the plans actually will be sold.  The Executive Officers entered into the plans in order to diversify their financial holdings, although they will continue to have a significant ownership interest in the Company.

These trading plans are intended to comply with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, and the Company’s insider trading policy.  Rule 10b5-1 allows corporate insiders to establish prearranged written plans to buy or sell a specified number of shares of a company stock over a set period of time.  A plan must be entered into in good faith at a time when the insider is not in possession of material, nonpublic information.  Subsequent receipt by the insider of material, nonpublic information will not prevent transactions under the plans from being executed.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Station Casinos, Inc.

Date: February 2, 2004	By:	/s/ GLENN C. CHRISTENSON
Glenn C. Christenson Executive Vice President, Chief Financial Officer, Chief Administrative Officer and Treasurer